Exhibit 10.4
METHODE ELECTRONICS, INC.
2007 CASH INCENTIVE PLAN
ANNUAL CASH BONUS
FORM AWARD AGREEMENT
     This Cash Incentive Award Agreement, effective as of September 13, 2007 (the “Agreement”), is entered into by and between Methode Electronics, Inc., a Delaware corporation (the “Company”), and ___________________(“Grantee”).
     WHEREAS, the Company desires to reward Grantee for his services to the Company and to encourage him to continue to work for the benefit of the Company in a manner that will benefit all Company shareholders.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company agrees to pay Grantee certain cash incentive bonuses under the Company’s 2007 Cash Incentive Plan (the “Plan”) on the terms and conditions set forth herein.
     1. Award. The Company will pay Grantee an annual performance-based cash bonus with a target amount of [$________] (the “Target Amount”), provided certain performance goals are achieved for the Company’s 2008 fiscal year. [For senior executives other than Duda and Koman: Seventy percent (70%) of the Target Amount is payable based on fiscal-year 2008 earnings before net interest and income taxes (“2008 EBIT”) and thirty percent (30%) of the Target Amount is payable based on the achievement of certain management by objectives (“MBOs”) set forth on Exhibit A attached hereto.]
[For Duda and Koman: If fiscal-year 2008 earnings before net interest and income taxes (“2008 EBIT”), based on the Company’s overall consolidated financial results, equals the budgeted earnings before net interest and income taxes (“2008 Budgeted EBIT”), the Company will pay Grantee the Target Amount. If 2008 EBIT exceeds 2008 Budgeted EBIT, the Company will pay Grantee the Target Amount plus an amount equal to the following, up to a maximum of 40% of the Target Amount: (the percentage excess of 2008 EBIT over 2008 Budgeted EBIT multiplied by two) multiplied by (the Target Amount). If 2008 EBIT is less than 2008 Budgeted EBIT but is at least 85% of 2008 Budgeted EBIT, the Company will pay Grantee the Target Amount minus an amount equal to the following: (the percentage shortfall of 2008 EBIT compared to 2008 Budgeted EBIT) multiplied by (the Target Amount). If 2008 EBIT is less than 85% of 2008 Budgeted EBIT, no amounts will be payable hereunder.]
[For the other executives: If 2008 EBIT, based on the Company’s overall consolidated financial results, equals the budgeted earnings before net interest and income taxes (“2008 Budgeted EBIT”), the Company will pay Grantee seventy percent of the Target Amount (the “EBIT Award Amount”). If 2008 EBIT exceeds 2008 Budgeted EBIT, the Company will pay Grantee the EBIT Award Amount plus an amount equal to the following, up to a maximum of 40% of the EBIT Award Amount: (the percentage excess of 2008 EBIT over 2008 Budgeted EBIT multiplied by two) multiplied by (the EBIT Award Amount). If 2008 EBIT is less than 2008 Budgeted EBIT but is at least 85% of 2008 Budgeted EBIT, the Company will pay Grantee the EBIT Award Amount minus an amount equal to the following: (the percentage shortfall of 2008 EBIT compared to 2008 Budgeted EBIT) multiplied by (the EBIT Award Amount). If 2008 EBIT is less than 85% of 2008 Budgeted EBIT, no EBIT Award Amount will be payable hereunder. For each MBO achieved by the Grantee, the Company will pay Grantee the amount set forth on Exhibit A hereto corresponding to the respective MBO. The achievement of each MBO may only be proportionately reduced if so provided on Exhibit A hereto, and, in such case, the corresponding bonus will be reduced accordingly.]
     Unless the Award is properly deferred under the terms of the Plan, the Award shall be paid to the Grantee within 2 1/2 months after the end of the Company’s or the Grantee’s taxable year in which the Grantee became entitled to the Award payment. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.
     2. Deferrals. The Grantee may defer receipt of his Award, subject to the deferral rules under the Plan and applicable law.
     3. Payment Acceleration. Payment of the Award hereunder shall accelerate if the Grantee’s employment with the Company and its Subsidiaries and Affiliates is terminated due to: (i) retirement on or after his sixty-fifth birthday; (ii) retirement on or after his fifty-fifth birthday with consent of the Company; (iii) retirement at any age on account of total and permanent disability as determined by the Company; or (iv) death. If payment is accelerated, payment of the Award shall be made on a pro rata basis, based on performance through the most recently completed month and the total number of days the Grantee was employed during the performance period in relation to the scheduled number of days between the Award Date and the end of the performance period.
     4. Change of Control. Payment of any outstanding Award shall be accelerated immediately following a Change of Control. If payment is accelerated, payment of the Award shall be made on a pro rata basis, based on performance through the most recently completed month and the total number of days during the performance period before the Change of Control in relation to the entire performance period.
     5. Adjustments for Acquisitions or Dispositions. In the event of any acquisition of one or more businesses in fiscal 2008, the results of operations (including sales and profit or loss) of the acquired business will be excluded for all purposes in determining 2008 EBIT. In the event of any disposition of one or more businesses in fiscal 2008, the results of operations (including sales and profit or loss) of the disposed business shall be included through the closing date for purposes of determining 2008 EBIT. Subsequently, 2008 Budgeted EBIT shall be decreased from the date of closing to reflect the disposition. In all events, the costs of any acquisition or disposition and any related gain or loss shall be excluded for purposes of determining 2008 EBIT.
     6. Construction. This Agreement is subject to the terms of the Plan and shall be construed in accordance therewith. All capitalized and undefined terms herein are subject to the definitions contained in the Plan. The construction and operation of this Agreement are governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Agreement shall be brought in the Circuit Court of the State of Illinois or the United States District Court for the Eastern Division of the Northern District of Illinois.
     7. Amendment. This Agreement may be amended at any time by written agreement between the Company and Grantee. Any such amendment shall be made pursuant to a resolution of the Compensation Committee of the Company’s Board of Directors.
     8. Funding. Cash payments under this Agreement shall constitute general obligations of the Company. Grantee shall have only an unsecured right to payment thereof out of the general assets of the Company.

     9. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
     10. Dispute Resolution. The parties initially shall attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Agreement or its breach or interpretation (each, a “Dispute”). For purposes of this negotiation, the Company shall be represented by one or more of its independent directors appointed by the Board of Directors. If the parties are unable to resolve the Dispute by direct negotiation within 30 days after written notice by one party to the other of the Dispute, the Dispute shall be settled by submission by either party of the Dispute to binding arbitration in Chicago, Illinois (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Each party shall pay: the fees of his or its attorneys; the expenses of his or its witnesses; and all other expenses connected with presenting his or its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration hearing, administrative fees, the fees of the arbitrator, and all other fees and costs shall be borne equally by the parties.
     11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     12. Entire Agreement. This Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Agreement.

GRANTEE	METHODE ELECTRONICS, INC.

By:

Paul G. Shelton, Compensation Committee Chairman
[_________________________]